Exhibit 10.2

GLOBALOPTIONS GROUP, INC.

415 Madison Avenue 17th Floor

New York, New York 10017

July 11, 2013

Harvey W. Schiller, Chairman & CEO
GlobalOptions Group, Inc.
415 Madison Avenue
17th Floor
New York, New York 10017

Re:
Your Employment Agreement dated January 29, 2004, as assigned by agreement dated June 27, 2005, and as amended on each of December 19, 2006, August 13, 2009, May 13, 2010, December 14, 2010, December 12, 2011, March 26, 2012 March 31, 2013 and July 11, 2013 (collectively the “Agreement,” and capitalized terms used herein without definitions have the meanings specified in the Agreement)

Dear Harvey:

This letter is to modify the Agreement, effective as of the date written above. Accordingly, the following modifications are made to the Agreement:

1.           Section 1 shall be amended and restated as follows as of the date hereof:

EMPLOYMENT TERM.  As of and immediately following the closing (the “Closing”) of a merger (the “Merger”) of a wholly-owned subsidiary of the Company with and into Walker Digital Holding, LLC, a Delaware limited liability company, the Company agrees to continue to employ you and you hereby agree to be employed as an employee of the Company with the title to be determined by the Executive Chairman of the Board of Directors (the “Board”) of the Company (to be appointed upon the Closing) and to serve as a member of the Board of Directors (the “Board”).  Immediately prior to Closing you shall resign all officer positions currently held with the Company, provided, however, you shall not resign as director of the Company.  Following the Closing, you shall report to the Executive Chairman of the Board (to be appointed upon the Closing) and shall have such responsibilities and perform such duties appropriate to such position as the Executive Chairman shall determine.  The parties agree to work in good faith to prepare and enter into a detailed transition agreement setting forth such responsibilities, including providing a seamless transition of the Company following the Merger, with respect to, among other things, financial and SEC matters, due diligence for potential future acquisitions and opportunities review, Sarbanes Oxley compliance, marketing and public relations support, investor relations and support, assistance with the Company’s year-end audit and knowledge of historical financial statements, assistance with public company capital raising and additional strategic support, including, access to contacts, relations, goodwill, advisory boards and business development.  The term of your continued employment with the Company shall be for an initial period of twelve (12) months (the “Term of Employment” or “Term”), commencing upon the Closing.  Following the initial Term, the parties may mutually agree to extend the Term for such additional term as the parties agree.  The Company agrees that immediately following the Closing to continue to provide you with compensation and benefits that, except as set forth herein, are substantially comparable in aggregate to what is currently received by you as provided elsewhere in this Agreement, provided, however, the parties agree to work in good faith to change the form of compensation from cash to stock-based compensation or some combination thereof, only upon a determination that such change is necessary provided, further, however, all current benefits provided to you as for which you are eligible other than (i) health insurance, life insurance, short- and long-term disability insurance, dental and vision insurance, (ii) the ability to invest in a 401k Plan, (iii) reimbursements for telephone and travel and entertainment expenses, and (iv) an office stipend of $5,000 per month in the aggregate with Mr. Jeffrey Nyweide, shall have been terminated and the benefits identified in clauses (i) through (iv) will be provided to you by an affiliate on behalf of the Company.

Notwithstanding anything contained in this Agreement to the contrary, the Employee hereby acknowledges and agrees that the sole compensation payable by the Company to the Employee in connection with, or as the result of, a Sale is the Shares, provided, however, Employee shall be entitled to the compensation and benefits contained in the immediately preceding paragraph.

2.           Except as hereby amended, the Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified. All references to the Agreement shall be deemed references to the Agreement as amended and clarified hereby.  This letter amendment shall be governed and construed under the laws of the State of New York.

Please sign below to acknowledge your agreement to and acceptance of this amendment to the Agreement.

Sincerely,

/s/ Jeffrey O. Nyweide
Jeffrey O. Nyweide

Agreed to:

/s/ Harvey Schiller
Harvey Schiller

Date:	July 11, 2013